Exhibit 99.1

IKON ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL 2005

Delivers Earnings Consistent with Company Expectations

Malvern, Pa. – July 28, 2005 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the third fiscal quarter ended June 30, 2005. Net income from continuing operations for the third quarter was $26 million, or $.18 per diluted share, consistent with the Company’s previously communicated expectations of $.16 to $.18.

Total revenues for the third quarter were $1.1 billion, which represents a decline of 4% compared to the same period a year ago, primarily due to the transition out of captive leasing in North America. Targeted revenues, which represent 98% of total revenues and exclude revenues from U.S. and Canadian lease financing and deemphasized technology hardware, declined by 1% versus the prior year. Foreign currency translation provided a 0.8% benefit to total revenues.

“We made significant progress on a number of our key initiatives during the third quarter,” stated Matthew J. Espe, IKON’s chairman and chief executive officer. “We grew digital office placements in both the black and white and color equipment segments. Customer Services improved sequentially, driven by increased copy volumes and a more favorable mix of color. In addition, Europe had another strong quarter of revenue and earnings growth.”

“While our core business continues to grow, we are focused on cost and expense management in a market where average selling prices and margins remain under pressure,” continued Espe. The ongoing reductions in selling and administrative expenses, as well as the restructuring actions taken earlier in the year, continue to benefit our bottom line. Other operational improvements in the quarter included the development of a strategy to improve billing quality, based upon the completion of our billing review, and additional headcount and facilities reductions. In addition, we closed on the sale of substantially all of our operations in France shortly after the quarter end. We will continue to serve our pan-European customers through an ongoing presence in Paris in a more cost-effective manner.”

Financial Analysis

Net Sales of $487 million, which includes the sale of copier/printer multifunction equipment and supplies, decreased 5% from the third quarter of fiscal 2004. Targeted Net Sales, which excludes deemphasized technology hardware revenues and represents approximately 99% of Net Sales, decreased 3%, including a decline in Equipment revenues of 2%. The equipment decline was primarily driven by lower average selling prices and the continued shift from the light production to the office equipment segment, partially offset by an 8% increase in color. Gross profit margin on Net Sales declined to 24.6% from 28.5%, due primarily to competitive pricing, aggressive promotions, and a higher percentage of state and local government business.

Services revenues of $586 million, which includes Customer Services revenues from the servicing of copier/printer equipment, on- and off-site Managed Services, Professional Services, rentals and other fees, decreased 0.3% from the third quarter of fiscal 2004. The decline in overall Services revenues was driven by a 2% decrease in Managed Services, partially offset by 0.2% growth in Customer Services, which represents approximately 61% of Services revenues. The modest growth in Customer Services resulted from increased copy volumes due to strength in digital and color equipment. The decline in Managed Services was driven by a decline in Legal Document Services, due to site closings in the second quarter designed to improve profitability, partially offset by growth in on-site Managed Services. Gross profit margin on Services increased to 42.8% from 42.1% a year ago, driven by a 2 point increase in Customer Services margins due to a lower cost structure as a result of the restructuring actions taken in the second quarter of fiscal 2005.

Finance Income of $25 million declined 40% from the prior year due to the Company’s transition out of captive lease financing in North America. Most of the finance income from the retained U.S. portfolio is expected to run off by fiscal 2007. Gross profit margin on finance income increased to 75.3% for the third quarter from 72.6% for the same period a year ago.

Selling and Administrative Expenses declined $24 million from the third quarter of the prior year, due to aggressive expense management and lower administrative expenses resulting from the benefit of restructuring actions taken in the second quarter. As a result of the reduction in administrative expenses, selling and administrative expenses as a percentage of revenues declined to 30.9% from 31.7% in the third quarter a year ago.

Balance Sheet and Liquidity

Unrestricted cash was $289 million as of June 30, 2005, with cash used for continuing operations in the third quarter totaling approximately $34 million compared to $444 million for the third quarter of fiscal 2004. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $10 million for the quarter compared to $19 million for the same period a year ago. The total debt to capital ratio decreased to 43% at the end of this quarter from 50% as of September 30, 2004.

Cumulative share repurchases under the Company’s fiscal 2004 Board authorization remain at 9.8 million shares, or $112 million, leaving $138 million remaining under the share repurchase program, subject to the terms of the Company’s Credit Facility. The Company expects its fourth quarter repurchase activity to be above recent trends.

IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $.04 per common share, payable on September 10, 2005 to holders of record at the close of business on August 22, 2005.

Outlook

“As the aggressive actions we are taking to grow our volumes will affect margins in the near term, for fiscal 2005 we now expect earnings from continuing operations to be in the range of $.60 to $.63, excluding any charges we may take to improve our business and any actions regarding stock option expensing,” said Espe. “We will continue our diligent focus on cost and expense control to offset pricing pressures in an effort to achieve an operating margin greater than 5% in fiscal 2006, which would put us on track for our goal of 6% or greater in fiscal 2007. As we drive improvements in our sales coverage model, we are taking steps to align our cost structure and selling and administrative expenses to ensure we meet these goals.”

About IKON

IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, EMC (Documentum), Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal 2004 revenues of $4.6 billion, IKON has approximately 27,000 employees in 500 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the third quarter results and the Company’s outlook for fiscal 2005 will be discussed on a conference call hosted by IKON at 10:00 a.m. EDT on Thursday, July 28, 2005. Please call (719) 457-2638 to participate. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor Relations homepage. A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Investor Relations. Beginning at 1:00 p.m. EDT on July 28, 2005 and ending at midnight EDT on August 1, 2005, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 6488605.

NON-GAAP INFORMATION: In the event any non-GAAP measures are discussed during the conference call, a file will be available, within 24 hours, on the Company’s website, www.ikon.com, that reconciles non-GAAP and GAAP results. The file can be accessed on the Investor Relations home page.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected fiscal 2005 results, expected fiscal 2006 and 2007 operating margins, our actions to grow volumes and the corresponding near-term effect on margins, our share repurchase activity, our operations in France, the run-off of our retained U.S. portfolio and our ability to execute long-term strategic initiatives, achieve growth objectives and improve operational efficiency. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2004 Annual Report on Form 10-K/A and subsequent quarterly reports on Form 10-Q/A or 10-Q, as applicable, filed with the Securities and Exchange Commission. Prior period financial results in this news release are reported on a restated basis. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

(FIKN)

_________________

IKON Office Solutions, Inc.
Financial Summary (in thousands, except earnings per share)
(unaudited)

                                         Third Quarter Fiscal
                                      --------------------------
                                                      Restated
                                         2005           2004
                                      -------------- -----------
Revenues
Net sales                             $  487,211     $  513,412
Services                                 586,195        587,989
Finance income                            24,899         41,827
----------------------------------------------------------------
                                       1,098,305      1,143,228
----------------------------------------------------------------

Costs and Expenses
Cost of goods sold                       367,527        366,881
Services costs                           335,200        340,302
Finance interest expense                   6,139         11,473
Selling and administrative               338,879        362,577
Gain on divestiture of businesses                           698
Asset impairments                             27
Restructuring                               (406)
----------------------------------------------------------------
                                       1,047,366      1,080,535
----------------------------------------------------------------

Operating income                          50,939         62,693
Loss from early extinguishment of
 debt                                                    32,687
Interest expense, net                     11,260         15,175
----------------------------------------------------------------
Income from continuing operations
 before taxes on income                   39,679         14,831
Taxes on income                           13,307          5,629
----------------------------------------------------------------
Income from continuing operations         26,372          9,202
Discontinued operations:
     Operating loss                       (3,210)        (1,336)
     Tax benefit                           1,268            527
Net loss from discontinued operations     (1,942)          (809)
----------------------------------------------------------------
Net income                            $   24,430     $    8,393
                                      ===========    ===========

Basic Earnings Per Common Share
Continuing operations                 $     0.19     $     0.06
Discontinued operations, net of
 income taxes                              (0.01)         (0.01)
                                      -----------    -----------
Net income                            $     0.17 (a) $     0.06 (a)
                                      ===========    ===========

Diluted Earnings Per Common Share
Continuing operations                 $     0.18     $     0.06
Discontinued operations, net of
 income taxes                              (0.01)         (0.01)
                                      -----------    -----------
Net income                            $     0.17 (b) $     0.06 (a)(b)
                                      ===========    ===========

Weighted Average Common Shares
 Outstanding, Basic                      139,826        147,657
                                      ===========    ===========

Weighted Average Common Shares
 Outstanding, Diluted                    157,973        150,531
                                      ===========    ===========

Operations Analysis:
      Gross profit %, net sales             24.6%          28.5%
      Gross profit %, services              42.8%          42.1%
      Gross profit %, finance               75.3%          72.6%
      Total gross profit %                  35.5%          37.1%
      Selling and administrative as a
       % of revenue                         30.9%          31.7%
      Operating income as a % of
       revenue                               4.6%           5.5%

(a) The sum of the earnings per share amounts do not equal the total due to rounding.

(b) The calculation of diluted earnings per common share for the third quarter of fiscal 2005 assumes the conversion of convertible notes issued in May 2002 resulting in 16,306 shares.  For
    purposes of diluted earnings per common share, net income for the third quarter of fiscal 2005 includes the add-back of $1,848, representing interest expense,  net of taxes, associated with such convertible notes.  The impact of the convertible notes in the third quarter of fiscal 2004 was antidilutive and excluded from the calculation of diluted earnings per share.

IKON Office Solutions, Inc.
Financial Summary (in thousands, except earnings per share)
(unaudited)

                                           Year to Date Fiscal
                                      -----------------------------
                                                         Restated
                                         2005              2004
                                      -----------       -----------
Revenues
Net sales                             $1,447,624        $1,450,201
Services                               1,745,035         1,739,368
Finance income                            83,364           239,097
-------------------------------------------------------------------
                                       3,276,023         3,428,666
-------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                     1,056,532         1,032,872
Services costs                         1,033,332         1,032,670
Finance interest expense                  21,033            80,748
Selling and administrative             1,030,885         1,103,540
(Gain) loss on divestiture of
 businesses                               (1,901)           11,427
Asset impairments                            340
Restructuring                             10,990
-------------------------------------------------------------------
                                       3,151,211         3,261,257
-------------------------------------------------------------------

Operating income                         124,812           167,409
Loss from early extinguishment of
 debt                                      1,734            35,906
Interest expense, net                     34,571            34,923
-------------------------------------------------------------------
Income from continuing operations
 before taxes on income                   88,507            96,580
Taxes on income                           30,715            29,175
-------------------------------------------------------------------
Income from continuing operations         57,792            67,405
Discontinued operations:
     Operating income                    (19,410)           (4,917)
     Tax benefit                           7,667             1,940
Net loss from discontinued operations    (11,743)           (2,977)
-------------------------------------------------------------------
Net income                            $   46,049        $   64,428
                                      ===========       ===========

Basic Earnings Per Common Share
Continuing operations                 $     0.41        $     0.46
Discontinued operations, net of
 income taxes                              (0.08)            (0.02)
                                      -----------       -----------
Net income                            $     0.33        $     0.44
                                      ===========       ===========

Diluted Earnings Per Common Share
Continuing operations                 $     0.40        $     0.44
Discontinued operations, net of
 income taxes                              (0.07)            (0.02)
                                      -----------       -----------
Net income                            $     0.32 (a)(b) $     0.42 (b)
                                      ===========       ===========

Weighted Average Common Shares
 Outstanding, Basic                      140,567           147,202
                                      ===========       ===========

Weighted Average Common Shares
 Outstanding, Diluted                    160,564           170,094
                                      ===========       ===========

Operations Analysis:
      Gross profit %, net sales             27.0%             28.8%
      Gross profit %, services              40.8%             40.6%
      Gross profit %, finance               74.8%             66.2%
      Total gross profit %                  35.6%             37.4%
      Selling and administrative as a
       % of revenue                         31.5%             32.2%
      Operating income as a % of
       revenue                               3.8%              4.9%

(a) The sum of the earnings per share amounts do not equal the total due to rounding.

(b) The calculation of diluted earnings per common share for fiscal
    2005 and fiscal 2004 assumes the conversion of convertible notes issued in May 2002 resulting in 17,857 and 19,870 shares, respectively.  For purposes of diluted earnings per common share, net income for fiscal 2005 and fiscal 2004 includes the add-back of $6,072 and $6,959, respectively, representing interest
    expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.
Computations of Earnings per Common Share
(in thousands, except earnings per share)
(unaudited)

                                     Three Months Ended June 30,
                                --------------------------------------

                                      2005            Restated 2004
                               ------------------- -------------------

                                 Basic    Diluted    Basic    Diluted
                               --------- --------- --------- ---------
Average Shares Outstanding
Common shares                   139,826   139,826   147,657   147,657
Convertible notes                          16,306
Restricted stock awards                       402                 355
Stock options                               1,439               2,519
----------------------------------------------------------------------
   Total shares                 139,826   157,973   147,657   150,531
----------------------------------------------------------------------

Income from continuing
 operations
Net income from continuing
 operations                    $ 26,372  $ 26,372  $  9,202  $  9,202
Interest on convertible notes,
 net                                        1,848
----------------------------------------------------------------------
Adjusted net income from
 continuing operations         $ 26,372  $ 28,220  $  9,202  $  9,202
----------------------------------------------------------------------

----------------------------------------------------------------------
Net loss from discontinued
 operations                    $ (1,942) $ (1,942) $   (809) $   (809)
----------------------------------------------------------------------

----------------------------------------------------------------------
Total adjusted net income      $ 24,430  $ 26,278  $  8,393  $  8,393
----------------------------------------------------------------------

Earnings per share ("EPS")
EPS from continuing operations $   0.19  $   0.18  $   0.06  $   0.06
EPS from discontinued
 operations                       (0.01)    (0.01)    (0.01)    (0.01)
----------------------------------------------------------------------
Total EPS                      $   0.17  $   0.17  $   0.06  $   0.06
======================================================================

                                     Nine Months Ended June 30,
                               ---------------------------------------

                                      2005            Restated 2004
                               -------------------  ------------------

                                 Basic    Diluted    Basic    Diluted
                               --------- --------- --------- ---------
Average Shares Outstanding
Common shares                   140,567   140,567   147,202   147,202
Convertible notes                          17,857              19,870
Restricted stock awards                       382                 341
Stock options                               1,758               2,681
----------------------------------------------------------------------
   Total shares                 140,567   160,564   147,202   170,094
----------------------------------------------------------------------

Income from continuing
 operations
Net income from continuing
 operations                    $ 57,792  $ 57,792  $ 67,405  $ 67,405
Interest on convertible notes,
 net                                        6,072               6,959
----------------------------------------------------------------------
Adjusted net income from
 continuing operations         $ 57,792  $ 63,864  $ 67,405  $ 74,364
----------------------------------------------------------------------

----------------------------------------------------------------------
Net loss from discontinued
 operations                    $(11,743) $(11,743) $ (2,977) $ (2,977)
----------------------------------------------------------------------

----------------------------------------------------------------------
Total adjusted net income      $ 46,049  $ 52,121  $ 64,428  $ 71,387
----------------------------------------------------------------------

Earnings per share ("EPS")
EPS from continuing operations $   0.41  $   0.40  $   0.46  $   0.44
EPS from discontinued
 operations                       (0.08)    (0.07)    (0.02)    (0.02)
----------------------------------------------------------------------
Total EPS                      $   0.33  $   0.32  $   0.44  $   0.42
======================================================================

IKON Office Solutions, Inc.
Reconciliation of Reported to Targeted Revenue
(in thousands)

                           Reported   Adjustments(1) Targeted Revenues
                          ----------- -----------    -----------------
Third Quarter Fiscal 2005

     Total Revenues       $1,098,305  $  (24,454)    $      1,073,851

Third Quarter Fiscal 2004

     Total Revenues       $1,143,228  $  (54,490)    $      1,088,738

         Growth              -3.9%                         -1.4%
                          ===========                =================

(1) Adjusted for revenues from U.S. and Canadian lease financing and computer related technology hardware, which have either been divested or de-emphasized.

IKON Office Solutions, Inc.
Reconciliation of Reported to Targeted Net Sales
(in thousands)

                           Reported   Adjustments(1) Targeted Revenues
                          ----------- -----------    -----------------
Third Quarter Fiscal 2005

     Net Sales            $  487,211  $   (6,410)    $        480,801

Third Quarter Fiscal 2004

     Net Sales            $  513,412  $  (19,121)    $        494,291

         Growth              -5.1%                         -2.7%
                          ===========                =================

                      IKON Office Solutions, Inc.
                      Consolidated Balance Sheets
                       Preliminary and Unaudited

                                                         Restated
(in millions)                     June 30, 2005     September 30, 2004
----------------------------------------------------------------------
Assets
Cash and cash equivalents       $           289.3   $           473.0
Restricted cash                              23.7                27.0
Accounts receivable, net                    668.9               728.6
Finance receivables, net                    360.7               457.6
Inventories                                 233.9               233.3
Prepaid expenses and other
 current assets                              72.0                81.2
Deferred taxes                               52.4                64.5
Assets held for sale                         16.9
----------------------------------------------------------------------
Total current assets                      1,717.8             2,065.2
----------------------------------------------------------------------

Long-term finance receivables,
 net                                        514.9               753.2

Equipment on operating leases,
 net                                        104.5                78.7

Property and equipment, net                 149.4               164.1

Goodwill                                  1,278.0             1,286.6

Unsold residual value                        35.7                45.5

Other assets                                117.4               125.1

Long-term assets held for sale               13.6
----------------------------------------------------------------------
Total Assets                    $         3,931.3   $         4,518.4
----------------------------------------------------------------------

Liabilities and Shareholders'
 Equity
Current portion of corporate
 debt                           $             3.4   $            62.1
Current portion of debt
 supporting finance contracts               333.8               439.9
Trade accounts payable                      210.4               308.1
Accrued salaries, wages and
 commissions                                 92.9               124.8
Deferred revenues                            99.1               116.7
Taxes payable                                61.4                53.0
Other accrued expenses                      146.3               170.7
Liabilities held for sale                    18.9
----------------------------------------------------------------------
Total current liabilities                   966.2             1,275.3
----------------------------------------------------------------------

Long-term corporate debt                    694.7               741.9

Long-term debt supporting
 finance contracts and unsold
 residual value                             263.5               422.9

Deferred taxes                              107.5               187.1

Other long-term liabilities                 207.1               203.5

Long-term liabilities held for
 sale                                         2.4

Commitments and contingencies

Shareholders' Equity
Common stock, no par value:
 authorized: 300.0 shares;
 issued June 30, 2005 - 148.4
 shares; September 30, 2004 -
 150.0, shares outstanding;
 June 30, 2005 - 140.0 shares;
 September 30, 2004 - 142.1
 shares                                   1,026.2             1,022.8
Series 12 preferred stock, no
 par value: authorized 480
 shares; none issued or
 outstanding
Unearned compensation                        (4.8)               (2.2)
Retained earnings                           748.8               723.8
Accumulated other comprehensive
 income                                      20.6                20.2
Cost of common shares in
 treasury: June 30, 2005 - 9.4
 shares; September 30, 2004 -
 7.2 shares                                (100.9)              (76.9)
----------------------------------------------------------------------
Total Shareholders' Equity                1,689.9             1,687.7
----------------------------------------------------------------------
Total Liabilities and
 Shareholders' Equity           $         3,931.3   $         4,518.4
----------------------------------------------------------------------

                      IKON Office Solutions, Inc.
                 Consolidated Statements of Cash Flows
                              Preliminary

                                          Nine Months Ended
                                               June 30,
                                                         Restated
                                      2005                 2004
(in thousands)                               (unaudited)
----------------------------------------------------------------------
Cash Flows from Operating
 Activities
  Net income                    $            46.1   $            64.4
  Net loss from discontinued
   operations                               (11.7)               (3.0)
----------------------------------------------------------------------
  Income from continuing
   operations                                57.8                67.4
  Additions (deductions) to
   reconcile net income to net
   cash used in operating
   activities:
    Depreciation                             55.1                62.0
    Amortization                              5.9                 7.9
    (Gain) loss from
     divestiture of business                 (1.9)               11.4
    Provision for losses on
     accounts receivable                     12.0                 4.3
    Restructuring charge                     11.0
    Asset impairment charge                   0.3
    Deferred income taxes                   (67.5)             (211.3)
    Provision for lease default
     reserves                                 2.1                32.3
    Pension expense                          32.7                38.3
    Non-cash interest expense
     on debt supporting
     residual value                           0.4
    Loss from early
     extinguishment of debt                   1.7                35.9
    Changes in operating assets
     and liabilities (net of
     disposition of
     businesses):
      Decrease (increase) in
       accounts receivable                   30.6              (224.7)
      Increase in inventories                (6.6)              (43.3)
      Increase in prepaid
       expenses and other
       current assets                        (0.1)              (14.1)
      Decrease in accounts
       payable, deferred
       revenues and accrued
       expenses                            (156.0)             (203.5)
      Decrease in accrued
       restructuring                         (5.8)               (3.0)
    Other, net                                0.3                (4.1)
----------------------------------------------------------------------
      Net cash used by
       continuing activities                (28.0)             (444.5)
      Net cash used by
       discontinued operations               (9.6)               (5.5)
----------------------------------------------------------------------
      Net cash used by
       operating activities                 (37.6)             (450.0)
----------------------------------------------------------------------

Cash Flows from Investing
 Activities
  Proceeds from the divestiture
   of business                                5.3             1,849.1
  Expenditures for property and
   equipment                                (22.1)              (24.4)
  Expenditures for equipment on
   operating leases                         (36.1)              (39.5)
  Proceeds from sale of
   property and equipment                     2.3                 5.0
  Proceeds from sale of
   equipment on operating
   leases                                    14.2                11.9
  Proceeds from the sale of
   finance receivables                      189.0               162.5
  Finance receivables --
   additions                               (277.6)             (934.6)
  Finance receivables --
   collections                              398.4             1,025.4
  Other                                      (1.3)               (7.9)
----------------------------------------------------------------------
      Net cash provided by
       continuing operations                272.1             2,047.5
      Net cash provided by
       (used by) discontinued
       operations                             1.6                (0.8)
----------------------------------------------------------------------
      Net cash provided by
       investing activities                 273.7             2,046.7
----------------------------------------------------------------------

Cash Flows from Financing
 Activities
  Proceeds from issuance of
   long-term corporate debt                   1.5                 0.6
  Short-term corporate debt
   repayments, net                           (0.2)               (2.7)
  Repayment of other borrowings              (3.4)              (60.0)
  Long-term corporate debt
   repayments                              (104.9)             (327.4)
  Debt supporting finance
   contracts  --  issuances                  19.3               337.1
  Debt supporting finance
   contracts  --  repayments                 (289)           (1,436.3)
  Dividends paid                            (17.0)              (17.7)
  Decrease  in restricted cash                3.3                 1.1
  Proceeds from option
   exercises and sale of
   treasury shares                            3.9                 8.1
  Purchases of treasury shares
   and other                                (34.2)              (25.8)
----------------------------------------------------------------------
      Net cash used in
       financing activities                (420.7)           (1,523.0)
----------------------------------------------------------------------

----------------------------------------------------------------------
  Effect of exchange rate
   changes on cash and cash
   equivalents                                1.0                 5.0
----------------------------------------------------------------------

----------------------------------------------------------------------
  Net (decrease) increase in
   cash and cash equivalents               (183.6)               78.7
  Cash and cash equivalents at
   beginning of year                        472.9               360.0
----------------------------------------------------------------------

----------------------------------------------------------------------
  Cash and cash equivalents at
   end of period                $           289.3   $           438.7
----------------------------------------------------------------------